Exhibit 99.2

TANDY LEATHER FACTORY, INC.
1900 Southeast Loop 820
Fort Worth, Texas  76140-1003

INVESTOR DAY INVITATION AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Tandy Leather Factory, Inc. Stockholder:

On Tuesday, June 2, 2020, Tandy Leather Factory, Inc. will hold our 2020 Annual Meeting of Stockholders.  These events will begin at 1:00 p.m. Central time and will be a completely “virtual meeting” held online at www.virtualshareholdermeeting.com/TLF2020.  Stockholders who intend to vote their shares of the Company’s stock in the Annual Meeting of Stockholders must enter the 16-digit control number found on the notice card you received from the company.  As part of the Annual Meeting of Stockholders, Tandy Leather Factory Management will present a detailed overview of strategic initiatives and recent performance.  Management will also be available to answer any questions from stockholders participating in the webcast.

Only stockholders who owned common stock at the close of business on April 20, 2020 may vote at the Annual Meeting or any adjournments that may take place.  At the Annual Meeting, we will consider:

(1)	The election of a seven-member Board of Directors for a one-year term;
(2)	The extension of the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan and reservation of additional shares for issuance under the plan;
(3)	Ratification of appointment of our independent registered public accounting firm;
(4)	An advisory vote on executive compensation as disclosed in these materials; and
(5)	Any other business properly presented at the meeting.

Our company is undertaking a restatement of prior financial statements and is not currently reporting our regular financial results until the restatement has been completed.  For this reason, we are unable to solicit votes for the Annual Meeting by proxy statement.  The attached information statement is not a proxy statement or a solicitation of shareholder votes by proxy; stockholders or their representatives will need to attend the webcast of our Annual Meeting in order to cast their votes on these proposals.  We strongly value participation by all of our stockholders and sincerely regret that we are unable to offer proxy voting this year to those who cannot personally join the virtual meeting.  We believe that we will have sufficient shares of stock represented at our Investor Day in order for the Annual Meeting to be held; in the event there are not sufficient shares in attendance during the virtual meeting, the Annual Meeting would be postponed to a later date.

Our Board of Directors recommends that you vote in favor of Proposals 1, 2, 3 and 4.  Our information statement also outlines certain of our corporate governance practices and discusses our compensation philosophy and practices.  Your vote is important.  We encourage you to read these materials carefully and, if possible, to attend the Annual Meeting to vote on these proposals.

Please advise our transfer agent, Broadridge Corporate Issuer Solutions, 1717 Arch Street, Suite 1300, Philadelphia, PA  19103, of any change in your address, for future mailings.

By Order of the Board of Directors,

Daniel J. Ross General Counsel and Secretary

TABLE OF CONTENTS

Page
General Information about the Annual Meeting and Voting	1
Security Ownership of Certain Beneficial Owners and Management	3
PROPOSAL ONE: Election of Directors	5
General Information About our Board of Directors	5
Additional Information Concerning our Board of Directors	7
Director Compensation Table	8
Committees of the Board of Directors	9
Nominating Committee	9
Compensation Committee	10
Audit Committee	10
PROPOSAL TWO: The extension of the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan and reservation of additional shares for issuance under the plan;	11
PROPOSAL THREE: Ratification of appointment of our independent registered public accounting firm	13
Audit Fees	13
Audit Committee Report	13
Compensation Discussion and Analysis	15
Base Salary	15
Bonuses	15
Restricted Stock Grants	15
Retirement and Other Benefits	16
Employment Agreement with Ms. Carr	16
Change in Control Effect on other Restricted Stock Units	16
Separation and Release Agreement with Ms. Castillo	16
Compensation Committee Report	17
Compensation Tables and Other Information	18
Summary Compensation Table	18
Grants of Plan-Based Awards	18
Outstanding Stock Awards	18
PROPOSAL FOUR: Advisory Vote on Executive Compensation (“Say on Pay” Vote)	19
Relationships and Transactions with Related Persons	20
Section 16(a) Beneficial Ownership Reporting Compliance	20
Equity Compensation Plans	20
Other Matters	21
Solicitation of Proxies	21
Stockholder Proposals for 2021	21
Stockholder Communications with Board of Directors	21
Appendix A	A-1

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a notice card for the Annual Meeting?

Because you are a stockholder of Tandy Leather Factory, Inc. as of the record date and entitled to vote at the 2020 Annual Meeting of Stockholders, our Board of Directors is asking for your vote at the Annual Meeting.  You are invited to attend our Annual Meeting on June 2, 2020, beginning at 1:00 pm Central time.  The Annual Meeting will be held solely as an online “virtual stockholders meeting”; to attend this meeting, please follow the instructions shown on the notice card you received.

These information materials are first being made available to stockholders on or about May 18, 2020.

What am I voting on?

You are voting on four items:
1.	Election of seven directors for a term of one year;
2.	The extension of the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan and reservation of additional shares for issuance under the plan;
3.	Ratification of appointment of our independent registered public accounting firm; and
4.	An advisory vote on Tandy Leather Factory, Inc.’s executive compensation, as disclosed in these materials.

At the date this information statement went to print, we did not know of any other matters to be raised at the Annual Meeting.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares:
•	“FOR” each of the nominees to the Board of Directors;
•	“FOR” the extension of the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan and reservation of additional shares for issuance under the plan;
•	“FOR” the ratification of appointment of our independent registered public accounting firm; and
•	“FOR” the approval, on an advisory basis, of the compensation of Tandy Leather Factory, Inc.’s named executive officers as disclosed in these materials.

Who is entitled to vote?

Holders of record of shares of our common stock as of the close of business on April 20, 2020 (the record date) are entitled to vote at the Annual Meeting.  As of that date, a total of 9,033,594 shares of common stock were outstanding and entitled to vote.  Each share of common stock is entitled to one vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, you are considered, with respect to those shares, the stockholder of record, and you are invited to attend the Annual Meeting.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and the meeting notice is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you are invited to attend the Annual Meeting.

How do I vote?

This year’s meeting will be held entirely online to allow greater participation.  Shareholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/TLF2020.  To participate in the Annual Meeting, you will need the 16-digit control number included on the meeting notice you received.  Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting.  Shares for which you are the beneficial owner but not the shareholder of record (i.e., shares held in “street name”) may also be voted electronically during the Annual Meeting.

Is my vote confidential?

Yes.  It is our policy that all ballots and vote tabulations that identify the vote of a stockholder will be kept confidential from us and our directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances when required to meet a legal requirement, to defend a claim against us or to assert a claim by us, or when written comments by a stockholder appear on the stockholder’s voting material.

Who counts the votes?

We will appoint an inspector of election for the Annual Meeting who will count the votes cast.

What is the quorum requirement of the meeting?

A majority of the outstanding shares of common stock determined on April 20, 2020, represented in attendance at the virtual Annual Meeting constitutes a quorum for voting on items at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions will be counted in determining the quorum but will not be counted as votes cast.

What vote is required to approve the proposals?

The seven nominees for director receiving the highest number of “FOR” votes at the Annual Meeting will be elected to the Board of Directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting by stockholders entitled to vote on the matter is required to extend the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan and reserve additional shares for issuance under the plan, to ratify the appointment of our independent registered public accounting firm and to provide advisory approval of the executive compensation of our named executive officers as described in this information statement.  Abstentions are not counted for purposes of the advisory approval of the executive compensation of our named executive officers as described in the information statement.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a current report on SEC Form 8-K within four business days after the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the following as of April 20, 2020, the record date for the Annual Meeting:

•	Beneficial owners of more than 5 percent of the outstanding shares of our common stock, other than our officers and directors;
•	Beneficial ownership by our current directors and nominees and the named executive officers set forth in the Summary Compensation table below; and
•	Beneficial ownership by all our current directors and executive officers as a group, without naming them.

The percentage of beneficial ownership is calculated on the basis of 9,033,594 shares of our common stock outstanding as of April 20, 2020.  The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Security Ownership of Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Common Stock	Bandera Partners LLC (2) 50 Broad Street, Suite 1820 New York, NY 10004	2,857,936	31.6%

Common Stock	JCP Investment Partnership, LP (3) 1177 West Loop South, Suite 1650 Houston, TX 77027	859,197	9.5%

Common Stock	Central Square Management LLC (4) 1813 Mill Street, Suite F Naperville, IL 60563	592,446	6.6%

Common Stock	Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, TX 78746	497,307	5.5%

Common Stock	Beddow Capital Management Incorporated (6) 199 E Pearl Avenue, Suite 102 Jackson, WY 83001	427,013	4.7%

Security Ownership of Management

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(7)	Percent of Class
Common Stock	Janet Carr	100,800	1.1%
Common Stock	Jefferson Gramm (2)	2,862,139	31.7%
Common Stock	James Pappas (3)	860,547	9.5%
Common Stock	William Warren	26,383	*
Common Stock	Brent Beshore	-	*
Common Stock	Sharon M. Leite	-	*
Common Stock	Vicki Cantrell	-	*
Common Stock	Sejal Patel	-	*
	All Current Directors and Executive Officers as a Group (8 persons)	3,849,869	42.6%
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
All shares of common stock are owned beneficially, and such owner has sole voting and investment power, unless otherwise stated.  The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)
Holdings shown for Jefferson Gramm are based on a Form 4 filed on February 25, 2020 by Mr. Gramm, who is our Chairman; holdings shown for Bandera Partner, LLC are based on a Schedule 13D/A filed on April 15, 2019 by Bandera Partners, LLC is the investment manager of Bandera Master Fund L.P. in whose name 2,857,936 of our shares are held.  Messrs. Gregory Bylinksy and Jefferson Gramm are Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners LLC.  Bandera Master Fund L.P. has delegated to Bandera Partners the sole and exclusive authority to vote and dispose of the securities held by Bandera Master Fund.  As a result, each of Bandera Partners and Messrs. Bylinksy and Gramm may be deemed to beneficially own the shares held by Bandera Master Fund.

(3)
Holdings shown for James Pappas are based on a Form 4 filed on February 25, 2020 by Mr. Pappas, who is one of our Directors; holdings shown for JCP Investment Management, LLC are based on a Schedule 13D/A filed on December 6, 2018 by JCP Investment Management, LLC. Mr. Pappas is also a Managing Member and Owner of JCP Investment Management, LLC..  As a result, Mr. Pappas may be deemed to beneficially own the shares held by JCP Investment Management, LLC.

(4)	Based on a Schedule 13G/A filed on February 3, 2020 by Central Square Management LLC. Central Square Management LLC has sole voting and investment power over 635,724 shares of our common stock

(5)
Based on a Schedule 13G/A filed on February 12, 2020 by Dimensional Fund Advisors LP.  Dimensional Fund Advisors Inc. has shared voting power over 482,617 shares of our common stock and shared investment power over 497,307 shares of our common stock.

(6)
Based on a Schedule 13G/A filed on February 14, 2020 by Beddow Capital Management Incorporated.  Beddow Capital Management Incorporated has sole voting and shared investment power over 427,013 shares of our common stock.

(7)	To our knowledge, none of these shares have been pledged.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “FOR” All Nominees.

All directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of stockholders and until their successors have been duly elected and qualified.  Currently, there are eight directors as provided by our corporate by-laws.  Brent Beshore, a current director, has informed the Company that he will not seek reelection for the ensuing term; at the conclusion of his current term at the time of the Annual Meeting, the size of the Board of Directors will be reduced to seven members.  All seven nominees have indicated their willingness to serve for the ensuing term.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Name	Age	Director Since	Position
Janet Carr	59	2018	Director, Chief Executive Officer
Brent Beshore*	37	2017	Director
Vicki Cantrell	62	2017	Director
Jefferson Gramm	44	2014	Chairman of the Board of Directors
Sharon M. Leite	57	2017	Director
James Pappas	39	2016	Director
Sejal Patel	41	2017	Director
William M. Warren	75	2013	Director

*  Mr. Beshore has declined to be nominated for reelection to our Board of Directors.

Janet Carr, 59, has served as our Chief Executive Officer and as a member of our Board of Directors since October 2018.  Prior to her current role, Ms. Carr served as the SVP of Global Business Development for Caleres (formerly Brown Shoe) from January 2016 until July 2017. While there, she was responsible for international wholesale and retail for all of their brands. Prior to Caleres, Ms. Carr was the President of the Handbag Division of Nine West Group from 2013 to November 2014, where she was responsible for all aspects of design, development and sales in both wholesale and retail.  Ms. Carr has deep experience in strategy and consumer insights in various roles at a number of prominent retailers including Tapestry, Inc. (formerly Coach, Inc.), Gap Inc. and Safeway.

Brent Beshore, 37, is the founder and CEO of Permanent Equity, a private investment organization.  Mr. Beshore has served in his present position with Permanent Equity (formerly adventur.es) since 2007. He served on the Commerce Bank regional advisory board from 2011-2016, and currently serves on the Shepard Poverty Program board of directors at his alma mater, Washington and Lee University. He received his BA in Politics, with an emphasis in Poverty Studies, from Washington and Lee University in 2005 and attended the J.D./M.B.A. program at the University of Missouri from 2005-2007.  Mr. Beshore has significant operating and financial experience through his firm’s ownership of a diverse collection of private businesses. He provides expertise in capital allocation as well as the evaluation and compensation of executive management teams.

Vicki Cantrell, 62, is a retail veteran with over 20 years of operational experience.  From September 2017 until June 2018, she served as Retail Transformation Officer for Aptos Inc., where Ms. Cantrell brought transformation strategies to the retailer’s businesses and to the vendor/retail partnership.  Prior to that role, Ms. Cantrell served from October 2011 to October 2016 as a Senior Vice President at National Retail Federation, which is the world’s largest retail association. From May 2008 until June 2011, she served as Chief Operating Officer of Tory Burch LLC while it experienced 300% growth.  From April 2003 until May 2008 she served as Chief Information Officer of Giorgio Armani, as it underwent a multi-phase CRM implementation. Ms. Cantell has worked in all facets of the retail industry, as retailer, vendor/partner and industry spokesperson. She has deep expertise in building and executing strategies to meet evolving needs including enhancing customer acquisition, service and loyalty; determining optimal organizational structure in ever-changing environments; and in building robust cyber security programs.

Jefferson Gramm, 44, is a portfolio manager at Bandera Partners LLC, which might be deemed to be an affiliate of ours by virtue of holding approximately 32% of our outstanding common stock. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” for information regarding Bandera Partners LLC’s ownership of our common stock.  Mr. Gramm has been in his present position with Bandera since 2006.  His prior experience includes serving as Managing Director of Arklow Capital, LLC, a hedge fund manager focused on distressed and value investments, from October 2004 to July 2006.  He has been a Director of Rubicon Technology since November 2017.  He also served as a Director of Ambassadors Group from May 2014 until October 2015 and of Morgan’s Foods Inc. from April 2013 to March 2014. He served as a Director of Peerless Systems Corp from June 2009 to November 2010.   He received an M.B.A. from Columbia University in 2003 and a B.A. in Philosophy from University of Chicago in 1996.  Mr. Gramm provides a unique and valuable perspective with respect to corporate governance, our stockholder base and stockholder issues in general.

Sharon M. Leite, 57, has been Chief Executive Officer of Vitamin Shoppe, Inc. since August 2018. She previously served as Managing Director, President of Godiva Chocolatier in North America from October 2017 until August, 2018.  Prior to joining Godiva, from February 2016 until May 2017, Ms. Leite was the President of Sally Beauty, US and Canada (NYSE: SBH), an international specialty retailer and distributor of professional beauty products, with over 3,000 stores. Prior to joining SBH, from 2007 until January 2016, Ms. Leite was the Executive Vice President of Sales, Customer Experience, & Real Estate at Pier 1 Imports (NYSE:  PIR).  In addition, Ms. Leite has held various executive leadership roles at Bath and Body Works (L Brands) as well as various sales and operations positions with other prominent retailers including Gap, Inc. and The Walt Disney Company.  She currently serves as a member of the Board of Directors of the National Retal Federation (NRF).  Ms. Leite brings significant general management experience as well as retail sales, operations, digital, e-commerce, real estate, merchandising, marketing and human resource strategies.

James Pappas, 39, is the managing member and owner of JCP Investment Management. Mr. Pappas serves on the board of Innovative Food Holdings, Inc. since 2020.  Mr. Pappas also served as a director of US Geothermal, Inc. from September 2016 until April 2018. He served as a director of Jamba, Inc., a health and wellness brand and leading retailer of freshly squeezed juice, from January 2015 to September 2018; he also served on Jamba, Inc.’s Nominating, Corporate Governance and Audit Committees.  He served on the board of directors of The Pantry, Inc., the largest independently operated convenience store chains in the U.S. from March 2014 until it was acquired in February 2015.  Mr. Pappas also served on the board of directors, including Chairman of the Board, of Morgan’s Foods from February 2012 to May 2014 until it was acquired.  Mr. Pappas received a BBA in Information Technology and a Masters in Finance from Texas A&M University.  Mr. Pappas has substantial skills in marketing and branding, as well as experience with growth-oriented businesses.  Mr. Pappas also offers a strong tactical and financial background.

Sejal Patel, 41, is a Portfolio Manager at Skale Investments since January 2019.  From July 2015 through September 2018, she was a Partner at Lake Trail Capital, a private investment firm.  Her prior work experience includes serving as Vice President of Indus Capital, a hedge fund manager focused on Asian and Japanese equities, from 2012 to 2015 and Director for Kelusa Capital Management, a hedge fund manager focused on Asian equities, from 2006 to 2012. She served on the Boards of Value Quest Capital, a value fund based in India, since 2014 and the Tiger Foundation, a non-profit organization based in New York, from 2009 to 2018. She received a B.S. in Economics from the University of Pennsylvania.  Ms. Patel brings a strong financial and business background to our Board.

William M. Warren, 75,  is president and sole Director of William M. Warren, PLLC, an independent law firm.  He also serves as of Counsel to Loe, Warren, Rosenfield, Kaitcer, Hibbs, Windsor & Lawrence, P.C., a law firm located in Fort Worth Texas, where he was President and Director from 1979 until December 2019.  He has served as one of our directors from 1993 to 2003 and since 2013 and also served as our Secretary and General Counsel from 1993 until 2018.  Mr. Warren brings extensive legal and industry experience, as well as a long history with, and deep institutional knowledge of, the Company to our Board.

The information relating to the occupations and security holdings of our directors and nominees is based upon information received from them.

ADDITIONAL INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Meeting Attendance

During fiscal 2019, the Board of Directors held four regularly scheduled meetings and two special meetings.  All current directors who served during 2019 attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of Directors of which he or she was a member and which were held during the time that he or she was a director or member of such committee, as applicable.  We encourage and expect our directors to attend our Annual Meeting absent extenuating circumstances, but we do not have a formal policy requiring attendance.  All of our directors attended our Annual Meeting held in 2019.

Director Independence

The Board of Directors has considered the listing requirements of the Nasdaq for “independence” of directors, and it has determined that our non-employee directors Brent Beshore, Vicki Cantrell, Jefferson Gramm, Sharon Leite, James Pappas and Sejal Patel are independent under these requirements.  Our non-employee directors hold executive sessions at each regular meeting.

Board of Directors Leadership Structure

The Board of Directors has determined it appropriate to separate the roles of CEO and Chairman, allowing the CEO to run Tandy Leather Factory, Inc. and the Chairman to run the Board of Directors.  Janet Carr has been our Chief Executive Officer since October 2018.  Jefferson Gramm, one of our directors, has been Chairman of the Board since 2017.  We believe our CEO and our Chairman have an excellent working relationship that has allowed the CEO to focus on the challenges that we face in the current business environment.  The separation of the CEO and Chairman positions provides strong leadership for our Board of Directors, while also positioning our CEO as our leader in the eyes of our customers, employees, and other stakeholders.

Our Board of Directors currently has six independent members and two non-independent members.  We have three committees of the Board of Directors comprised solely of independent directors, with three different independent directors serving as chairs of the committees.  We believe that the number of independent, experienced directors that make up our Board of Directors benefits us and our stockholders.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board of Directors, focusing on the most significant risks facing us and our general risk management strategy, and also ensuring that risks undertaken by us are consistent with the Board of Directors’ appetite for risk.  Management is responsible for the development, implementation, and maintenance of our risk management processes and provides periodic reports to the Audit Committee on its assessment of strategic, operational, financial, competitive, reputational, and legal risks to us.  We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors leadership structure supports this approach.

Director Compensation

Compensation of non-employee directors is determined by the Board. Our non-employee directors are paid an annual retainer of $16,000; in addition, the Chairman of the Audit Committee is paid an additional annual retainer of $5,000, and other members of the Audit Committee are paid an additional retainer of $2,000. All directors are reimbursed for reasonable expenses incurred in connection with their service on our Board of Directors, including the committees thereof.

In each of 2015, 2016 and 2017, we awarded restricted stock units to each non-employee director with a fair value equal to approximately $14,500 based on a fair market value as of the date of grant, in accordance with our 2013 Restricted Stock Plan.  The shares underlying such awards will vest equally over a four-year period from the date of grant.   Between February 2017 and the end of 2018, we did not award any equity to our non-employee directors, and the Board has determined that this was an oversight.  Accordingly, in March 2019, we awarded each non-employee director other than Mr. Gramm (who voluntarily declined this equity grant) and Mr. Warren in 2019 restricted stock units with a fair value equal to $30,000 as of the grant date; Mr. Warren in 2019 received restricted stock units with a fair value equal to $9,000 as of the grant date, reflecting that he began receiving non-employee director compensation in January 2019 following his resignation as the Company’s General Counsel in December 2018.  The shares underlying these awards will vest equally over a three-year period from the date of grant.

The goal of our restricted stock unit grants to directors is to attract and retain competent non-employee personnel to serve on our Board of Directors by offering them long-term equity incentives.  Each of our non-employee directors is eligible to participate in this plan.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by us to our non-employee directors for their service on the Board during the year ended December 31, 2019.  Our directors who are also employees receive no additional compensation for serving as directors.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)	Total ($)
Jefferson Gramm	$16,000	-	$16,000
Brent Beshore	16,000	$30,000	46,000
Vicki Cantrell	16,000	30,000	46,000
Sharon M. Leite	18,000	30,000	48,000
James Pappas	21,000	30,000	51,000
Sejal Patel	18,000	30,000	48,000
William Warren	16,000	9,000	25,000

COMMITTEES OF THE BOARD OF DIRECTORS

As of the date of this information statement, our Board of Directors has three committees:  (1) Audit Committee, (2) Compensation Committee, and (3) Nominating Committee.  The membership as of the date of this information statement and the function of each committee are described below.

Name of Director	Audit	Compensation	Nominating
Non-Employee Directors:
Jefferson Gramm	-	C	X
Brent Beshore	-	X	X
Sharon Leite	X	X	-
Sejal Patel	X		X
Vicki Cantrell	-		C
James Pappas	C
William Warren			X
Employee Director:
Janet Carr
Number of Meetings in Fiscal 2019	18	1	0
_________________
X = Committee member; C = Committee Chairman

Nominating Committee

We have a Nominating Committee consisting of five directors, all of whom except for Mr. Warren are “independent” under the listing requirements of Nasdaq.  The Nominating Committee did not meet during 2019.

The Board of Directors has adopted a written charter for the Nominating Committee, which is available on our website at www.tandyleather.com.  This charter provides that the Nominating Committee is responsible for identifying individuals qualified to become directors consistent with criteria as may be established by the Board of Directors.  The charter also provides that the Nominating Committee shall take into account such additional factors as it deems appropriate in evaluating candidates.  These factors may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which a candidate would fill a present need on the Board of Directors.  In addition, the charter states that the Nominating Committee will consider stockholder recommendations of director nominees, as well as nominations by our senior officers.  The Nominating Committee evaluates all director nominees in a like manner without regard as to who recommended the nomination.  Traditionally, we have not engaged third parties to identify or evaluate potential directors or to assist in that process.  In addition, the Nominating Committee makes a review and evaluation periodically of the Board of Directors and the Nominating Committee’s own performance.  Further, the Nominating Committee recommends persons to serve on the Nominating Committee as members, as well as the possible removal of any incumbent Nominating Committee members.

Stockholders may nominate director nominees for consideration by writing to our Secretary at 1900 Southeast Loop 820, Fort Worth, Texas  76140-1003.  Any such nomination must include:

•
As to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	The nominating stockholder’s name and address, as they appear on our books, and the class and number of our shares beneficially owned by him.

The Nominating Committee recommended to the Board of Directors that all seven director nominees listed in this information statement serve as directors for a term ending on the date of the 2021 Annual Meeting of Stockholders.

The Nominating Committee will consider nominees for directors recommended by our stockholders and will evaluate such nominees using the same criteria used to evaluate director candidates as described above. Nominations of persons for election to the Board of Directors may be made by any stockholder entitled to vote for the election of directors at the applicable meeting that complies with the notice procedures set forth in our bylaws. Such nominations shall be made pursuant to timely notice in writing to our Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the applicable meeting; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholders to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for purposes of notice to be a continuation of the original meeting and no nominations by a stockholder of persons to be elected directors may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally scheduled. The stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor regulation thereto (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice (a) the name and address, as they appear on our books, of such stockholder, and (b) the class and number of our shares that are beneficially owned by such stockholder.

Compensation Committee

The Compensation Committee is responsible for recommending to the Board of Directors the compensation program of the executive officers.  The Compensation Committee consists of three directors, all of whom are “independent” under the listing requirements of Nasdaq. The Compensation Committee submits all issues concerning executive compensation to the full Board of Directors for approval.  It may not delegate this authority.  The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at www.tandyleather.com.  The Compensation Committee met one time during 2019.

Audit Committee

The Audit Committee’s basic role is to assist the Board of Directors in fulfilling its fiduciary responsibility pertaining to our accounting policies and reporting practices.  Among other duties, the Audit Committee is to be the Board of Directors’ principal agent in assuring the independence of our outside auditor, the integrity of management, and the adequacy of disclosures to stockholders.  The Audit Committee has been structured to comply with the requirements of Section 3(a)(58)(A) of the Exchange Act.  The Board of Directors has determined that all members of the Audit Committee are “independent” under the applicable rules of the Nasdaq and that James Pappas, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.  The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.tandyleather.com.  The Audit Committee met 18 times during 2019.   The Report of the Audit Committee for the fiscal year ended December 31, 2019 appears below.

PROPOSAL TWO: EXTENSION OF THE TANDY LEATHER FACTORY, INC. 2013 RESTRICTED STOCK PLAN AND RESERVATION OF ADDITIONAL SHARES

The Board of Directors recommends a vote “FOR” the extension of the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan and reservation of additional shares.

Our Board of Directors adopted the Tandy Leather Factory, Inc. 2013 Restricted Stock Plan (the “Plan”), effective January 17, 2013; the Plan was approved by our stockholders at the 2013 annual meeting of stockholders and was scheduled to expire on June 6, 2018, the fifth anniversary of such date.  The Plan initially reserved up to 300,000 shares of our common stock for restricted stock awards to our executive officers, non-employee directors and other key employees.  As of the date of this information statement, awards representing 199,729 shares of our common stock have been granted pursuant to the terms of the Plan, of which 87,954 have been granted since June 6, 2018.  Our Board of Directors has approved an amendment to the Plan to (1) extend the term of the Plan for an additional five years though June 6, 2023 and request the stockholders to retroactively approve all grants of awards made since June 6, 2018 pursuant to the terms of the Plan, and (2) increase the number of shares of common stock available for issuance under the Plan by 500,000 shares (to a total of 800,000 shares).  The proposed amendment is attached hereto as Exhibit A.  Upon approval by the Company’s stockholders at the 2020 Annual Meeting of this amendment, all grants of Plan-based awards approved by the Company’s Board of Directors prior to the date of the 2020 Annual Meeting (including awards representing 87,954 shares of common stock made after the original expiration date of June 6, 2018) shall be deemed ratified by the stockholders.

We believe that stock-based awards provide incentives that will attract, retain, motivate and reward our executive officers, non-employee directors and other key employees by providing them with opportunities to acquire shares of our common stock.  We also believe that stock-based awards further align the interests of our management and directors with the interests of our stockholders.

The provisions of the 2013 Restricted Stock Plan are summarized below.  All such statements are qualified in their entirety by reference to the full text of the Plan, which is attached hereto as Exhibit A.

Administration of the Plan.  The 2013 Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”) or other committee appointed by the Board of Directors from among its members.  The Committee is authorized, subject to the provision of the Plan, to establish such rules and regulations as it deems necessary and appropriate.  All determinations and interpretations made by the Committee shall be binding and conclusive on all plan participants.

Shares Available. The aggregate number of shares of common stock that may be subject to awards granted under this Plan was initially 300,000 shares of common stock; pursuant to the Plan amendment being submitted for stockholder approval at the Annual Meeting, the aggregate number of shares of common stock that may be subject to awards granted under this Plan will be increased to 800,000 shares of common stock.  Shares may be made available from either authorized but unissued common stock or common stock held by us in our treasury.

Types of Awards and Vesting Restrictions.  The Plan permits the Committee to grant awards that vest as a result of the recipient’s service time (“Stock Awards”) or as a result of achieving certain performance criteria (“Performance Awards”); these are referred to collectively as “Awards” in the Plan and in this summary of the Plan.  Awards granted under the Plan may be subject to a graded vesting schedule with a minimum vesting period of four years, unless otherwise determined by the Committee.

Stock Awards.  The Committee is authorized to grant Stock Awards and will determine the number of shares of our Common Stock underlying each Stock Award.  Each Stock Award will be subject to terms and conditions consistent with the Plan including restrictions on the sale or other disposition of such shares, and the right of Tandy Leather Factory, Inc. to reacquire or cancel unvested Awards for no consideration upon termination of the recipient within specified periods.  The Award agreement will specify whether the recipient shall have, with respect to the shares of common stock subject to the Stock Award, all of the rights of a holder of shares of our common stock, including the right to receive dividends and to vote the shares.

Performance Awards.  The Committee is authorized to grant Performance Awards and will determine the number of shares of common stock underlying each Performance Award.  Each Performance Award will be subject to terms and conditions consistent with the Plan and set forth in the Award agreement.  The Committee shall set performance targets at its discretion which, depending on the extent to which they are met, will determine the number of Performance Awards that will be paid out, and may attach to such Performance Awards one or more restrictions.  Performance targets may be based upon, without limitation, company-wide, divisional and/or individual performance.

The Committee shall have the authority to make adjustments to performance targets for any outstanding Performance Awards (other than those intended to qualify as Performance-Based Awards as described below) that the Committee deems necessary or desirable, unless at the time of establishment of goals, the Committee precluded its authority to make such adjustments.

Payment of earned Performance Awards will be made in shares of common stock.

The Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division; group or corporate financial goals; return on shareholders’ equity; return on assets; return on net assets; return on investment capital; gross margin return on investment; gross margin dollars or percent; sales per square foot or per hour; payroll as a percentage of sales; inventory shrink; comparable store sales; inventory turnover; employee turnover; sales, general and administrative expense; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of our common stock or any other publicly-traded securities of ours, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization, economic value-added models; comparisons with various stock market indices; and/or reductions in cost.  The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effect of financial activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effect of litigation activities and settlements.  Any such performance criterion or combination of such criteria may apply to the participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

Termination of Service.  Subject to any written agreement between the recipient and Tandy Leather Factory, Inc., if a recipient’s employment is terminated for any reason, including retirement, other than due to death or disability, all unearned or unvested Awards held by the recipient on the date of his termination shall immediately be forfeited by such recipient as of such date.  If the participant’s employment with us is terminated due to death or disability, all unvested stock awards will vest and all unearned or unvested performance awards will be forfeited except with regard to performance awards with a performance period of greater than one year for which the participant has completed at least one year of service, which performance awards will vest on a pro-rata basis.

Change in Control.  In the event of a change in control of Tandy Leather Factory, Inc., all unvested Awards granted under the Plan shall become fully vested immediately upon the occurrence of the change in control, and such vested Awards shall be paid out or settled, as applicable, within 60 days, subject to requirements of applicable laws and regulations.

Duration, Amendment and Termination.  No Award may be granted more than five years after the effective date of the Plan (subject to the extension of this period by approval of this proposal by the Company’s stockholders), provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between Tandy Leather Factory, Inc. and the recipient.  The Board of Directors or the Committee may amend the Plan from time to time or suspend or terminate the Plan at any time.  No amendment of the Plan may, without approval of the stockholders of Tandy Leather Factory, Inc., increase the total number of shares which may be issued under the Plan; modify the requirement as to eligibility for Awards under the Plan, or otherwise materially amend the Plan as provided in the Nasdaq Marketplace Rules or the rules of the public trading market on which shares of our common stock are then listed or quoted.

Vote Required.  The affirmative vote of the majority of shares present at the meeting and entitled to vote on the subject matter is required to adopt the extension of the Plan and the reservation of additional shares under the Plan.

PROPOSAL THREE:  RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “FOR” the ratification of appointment of our independent registered public accounting firm for fiscal year 2020.

The Audit Committee has appointed Weaver and Tidwell LLP (“Weaver”) to serve as our independent registered public accounting firm for fiscal year 2020. We are asking stockholders to ratify the appointment of Weaver as our independent registered public accounting firm at the 2020 annual meeting of stockholders.  Representatives of Weaver are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our bylaws do not require that the stockholders ratify the appointment of Weaver as our independent auditors. However, we are submitting the appointment of Weaver to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors and the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2021 (“fiscal year 2021”).  Even if the appointment of Weaver is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interests of the Company and our stockholders.  At this time, the Board and the Audit Committee believe that the continued retention of Weaver to serve as our independent auditors is in the best interest of the Company and our stockholders.

Audit Fees

Weaver performed the audit of our 2018 financial statements, as well as the reviews of the financial statements included in our Forms 10-Q during 2018 and the first quarter of 2019.  They also have performed services in connection with the pending restatement of our 2017 – 2018 financial statements and with the pending preparation of financial statements for periods since April 1, 2019.  The amounts shown below are the aggregate amounts paid to Weaver during 2019 and 2018 for services in the categories indicated.

Types of Fees	2019	2018
Audit fees	$125,850	$105,000
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-
Total	$125,850	$105,000

In accordance with the charter of our Audit Committee as in effect at the relevant times and the rules of the SEC, the Audit Committee approved all of the fees indicated above before the services were provided, except for the portion of 2019 fees relating to the financial restatement, which were not able to be determined before the services were begun.  The Audit Committee considered the services listed above to be compatible with maintaining Weaver’s independence.

Report of the Audit Committee

As members of the Audit Committee, we oversee Tandy Leather Factory, Inc.’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.

During 2019 we recommended, and the Board of Directors approved, the appointment of Weaver as independent auditors for the year ended December 31, 2019.  Our auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee has received from Weaver the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Weaver’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with Weaver their independence from us and our management.

Because of the financial restatement, the Company’s financial statements for 2019 have not yet been completed, and Weaver has not yet completed its audit of our 2019 financial statements.  The Company and Weaver are working diligently to complete this restatement, and we intend that Weaver’s audit of our 2019 financial statements will be completed as part of this process.

The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

AUDIT COMMITTEE:
James Pappas, Chairman
Sharon M. Leite
Sejal Patel

COMPENSATION DISCUSSION AND ANALYSIS

The primary focus of our executive compensation programs is to improve our performance year over year and over a longer-term period.  The compensation programs were designed to provide the tools necessary to hire executives with the skills needed to manage Tandy Leather Factory, Inc. to meet these goals and to retain them over the long-term.  In developing the programs, a key consideration was to have plans that were easy to understand and administer, while being competitive with companies of similar size and philosophy.  Over the past several years, management and the Compensation Committee have worked to refine the compensation programs used to ensure that they support these goals and our ongoing business objectives.  Our philosophy has been to reward team performance, measured by our overall results.  Each executive officer’s compensation is linked to their individual contribution toward increases in the size of our operations, our income, and increases in stockholder value.  At the 2019 Annual Meeting, stockholders were asked to approve Tandy Leather Factory, Inc.’s 2018 executive compensation programs.  Approximately 88% of the shares voted approved the program.  In consideration of these results and other factors the the Compensation Committee evaluates on a regular basis, the Compensation Committee concluded that Tandy Leather Factory, Inc.’s existing executive compensation programs continue to be appropriate to support Tandy Leather Factory, Inc.’s compensation philosophy and objectives described in this discussion.

Compensation for our executive officers consists of the following components:

•	Base salary;
•	Annual incentive bonus;
•	Restricted stock unit grants;
•	Retirement and other benefits, and
•	Employment Agreements.

Each of these elements of pay is described below.

Company Performance.  Tandy Leather Factory, Inc.’s sales decreased approximately 10% from 2018.  Because of the ongoing financial restatement, the Company has not yet determined its full-year gross profits or operating expenses for 2019.

Base Salary

Base salaries are intended to reward our executive officers based upon their roles within Tandy Leather Factory, Inc. and for their performance in those roles.  Base salaries are established when an executive officer is hired, based on prior experience and compared to salaries for comparable positions in other companies.  Base salaries are generally increased annually, if market factors dictate such increases and assuming our financial performance is satisfactory.

Bonuses

We award discretionary bonuses to our executive officers, as determined by the Compensation Committee.  We determine these bonuses on a subjective basis, considering business prospects for the upcoming year and the improvement in our net income and financial position for the year in question.  These discretionary bonuses are awarded annually and paid in the first quarter of the following year.  We did not award any bonuses to our executive officers for 2019.

Restricted Stock Unit Grants

We award restricted stock unit grants to promote long-term retention of executive officers and permit them to accumulate equity ownership in Tandy Leather Factory, Inc., so that the interests of our management team are directly aligned with the interest of our stockholders.  We believe it is important to have an element of compensation that is focused directly on retaining talent so that we can minimize potential loss of company and industry knowledge and the disruption inherent in unplanned turnovers.  Restricted stock unit grants also align our executive officers with our stockholders by making them stockholders themselves.  Retaining talent and aligning interests encourages our executive officers to take actions to enhance the value of our business and increase stockholder value.  Time-based restricted stock unit awards generally vest equally over four years.  We did not grant any restricted stock units to our executive officers during 2019.

Retirement and Other Benefits

Our benefits program includes a retirement plan and a group insurance program.  The objective of the program is to provide executive officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) that could interrupt the executive officer’s employment and/or income received as an active employee.  Our retirement plans are designed to provide a competitive level of retirement income to our executive officers and to reward them for continued service with Tandy Leather Factory, Inc.  The retirement program for executive officers consists of a tax-qualified 401(k) Plan that covers all full-time employees.  The group insurance program consists of life and health insurance benefits plans that cover all full-time employees.

Employment Agreement with Ms. Carr

We have entered into an employment agreement with Janet Carr, CEO, dated as of October 2, 2018.   Under this agreement, Ms. Carr is entitled to receive an annual base salary of $500,000 and is eligible to receive an annual discretionary bonus, as determined by the Board.  Also under this agreement, On October 2, 2018, Ms. Carr received: (i) a time-based equity grant of 460,000 restricted stock units (“RSUs”) that vest over five years from the date of the grant; (ii) a performance-based equity grant of 92,000 RSUs that will vest if/when the Company’s operating income exceeds $12 million dollars two fiscal years in a row; and (iii) a performance-based equity grant of 92,000 RSUs that will vest if/when the Company’s operating income exceeds $14 million dollars in one fiscal year.  Ms. Carr was also reimbursed for reasonable costs and expenses in connection with her commute and relocation from New York to Texas in 2019.  If, prior to October 2, 2020, Ms. Carr’s employment is terminated by the Company without Cause or by Ms. Carr for Good Reason (each as defined in her employment agreement), Ms. Carr would receive twenty-four months of base salary and an annual reimbursement of COBRA payments and vest in a pro-rata portion of the time-based RSUs, based on the number of days that Ms. Carr is employed.  Any unvested performance-based RSUs would be forfeited.  In the event that Ms. Carr’s employment is terminated by the Company without Cause or by Ms. Carr for Good Reason within six months prior to or one year after a Change in Control (as defined in her employment agreement), Ms. Carr would receive thirty-six months of base salary and an annual reimbursement of COBRA payments and vest in a pro-rata portion of the time-based RSUs, based on the number of days that Ms. Carr had been employed.  Any unvested performance-based RSUs would be forfeited.  Under this agreement, a “Change in Control” is a defined term that includes a merger, a sale of all or substantially all of our assets or a similar transaction involving us, a third party acquiring more than 50% of our shares which includes, in general, a person or entity becoming a 50% or greater stockholder of us, a covered removal of directors on our board of directors, or our liquidation or dissolution.

Change in Control Effect on other Restricted Stock Units

Our 2013 Restricted Stock Plan (which does not include the grants to Ms. Carr described above) also provides accelerated vesting in the event of a “change of control”, whose meaning is materially the same as a Change in Control described above for Ms. Carr’s employment agreement.  Except to the extent that the Compensation Committee provides a result more favorable to holders of awards, in the event of a change of control, restricted stock units that are not vested before a change of control will vest on the date of the change of control.

Separation and Release Agreement with Ms. Castillo

We entered into a Separation and Release Agreement with Ms. Castillo dated as of Octrober 25, 2019.  Pursuant to this agreement, Ms. Castillo remained with the Company in the capacity of Vice President, Finance Special Projects until February 28, 2020 (the “Separation Date”).  During this period, Ms. Castillo received a base salary of $200,000 per year and continued to participate in all company health and retirement plans and other benefits programs.  As of the Separation Date: (1) the Company paid Ms. Castillo a stay bonus in the gross aggregate amount of $75,000, and (2) the Company vested 10,000 restricted stock units held by Ms. Castillo.  The Company also agreed to reimburse Ms. Castillo for reasonable professional fees she may incur in connection with her separation and the review and negotiation of her agreement, up to a maximum of $3,000.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (“CD&A”) with management.

The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act.

COMPENSATION COMMITTEE:
Jefferson Gramm, Chairman
Brent Beshore
Sharon M. Leite

COMPENSATION TABLES AND OTHER INFORMATION

The following table includes information required by Item 402 of Regulation S-K promulgated by the SEC.  The amounts shown represent the compensation paid to our named executive officers for each fiscal year noted in the table, for services rendered to us.  For a more complete discussion of the elements of compensation included in this table, please refer to the discussion reflected in “Compensation Discussion and Analysis” above.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	All Other Compensation	Total
Janet Carr, Chief Executive Officer (1)	2019 2018	$500,000 $113,010	$ - -	$ - $4,759,160	$20,230(3) - -	$520,230 $4,872,170
Tina Castillo, Chief Financial Officer (2)	2019 2018 2017	$262,019 $220,000 $195,833	$75,000 $75,000 $65,000	$ - $72,000 $ -	$ - $ 4,200(4) $ 4,000(4)	$337,019 $264,833

(1)
In October 2018, Ms. Carr was appointed CEO with an annual salary of $500,000.  In addition, Ms. Carr was granted 644,000 restricted stock units; the amount reported as the value of these restricted stock units is based on the grant date fair value of $7.39 per share, computed in accordance with FASB ASC Topic 718.

(2)
In October 2018, Ms. Castillo was granted 10,000 restricted stock units; the amount reported as the value of these restricted stock units is based on the grant date fair value of $7.20 per share, computed in accordance with FASB ASC Topic 718.  Ms. Castillo’s position as an executive officer of the Company terminated in October 2019, although she continued to remain employed by the Company in a non-executive-officer capacity until February 2020; 2019 compensation shown includes all compensation paid during the calendar year.

(3)	Represents Company-reimbursed moving expenses for Ms. Carr.
(4)	Represents the 401(k) plan company matching contribution for Ms. Castillo.

GRANTS OF PLAN-BASED AWARDS

The Company did not grant any plan-based or non-plan-based equity awards to its executive officers during 2019.

OUTSTANDING STOCK AWARDS
as of December 31, 2019

Name	Number of shares of stock that have not vested (#)(1)	Market value of shares of stock that have not vested ($)
Janet Carr (1)	552,000	$3,151,920
Tina Castillo (2)	10,000	$57,100

(1)
Vesting is subject to Ms. Carr’s continued employment with the Company and to the achievement of performance criteria set forth in 184,000 performance-based restricted stock award units granted to her in 2018.

(2)
Ms. Castillo’s 10,000 restricted stock units awarded in 2018 were fully vested as of February 28, 2020 (Ms. Castillo’s last day of employment with the Company) pursuant to the terms of a Separation and Release agreement dated October 15, 2019 between the Company and Ms. Castillo.  See “Compensation Discussion and Analysis—Separation and Release Agreement with Ms. Castillo.”

PROPOSAL FOUR:  ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

The Board of Directors recommends a vote “FOR” the advisory approval of the executive compensation of our named executive officers as disclosed in this information statement.

Based upon a vote of stockholders at our 2011 Annual Meeting, following the Board of Directors’ recommendation for an annual advisory vote to approve the compensation of our named executive officers, we are providing stockholders with an advisory vote on executive compensation. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law July 21, 2010, added Section 14A to the Securities Exchange Act of 1934, as amended, and requires that we provide our stockholders with an opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this information statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “Say-on-Pay” vote, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2019 executive compensation programs and policies and the compensation paid to our named executive officers.

As discussed in this information statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to serve us and our stockholders by aligning executive compensation with stockholder interests and by encouraging and rewarding management initiatives that will benefit us and our stockholders, customers, and employees over the long-term.

At last year’s annual meeting, approximately 88% of the votes cast on the advisory vote on executive compensation were in favor of our named executive officer compensation for 2018.  We are asking our stockholders to again indicate their support for our named executive officer compensation as described in this information statement.  This is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this information statement.  Accordingly, we are asking our stockholders to approve, on an advisory basis, the following resolution:

“RESOLVED, that the stockholders of Tandy Leather Factory, Inc. approve, on an advisory basis, the compensation paid to the named executive officers of Tandy Leather Factory, Inc., as disclosed in the 2020 information statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosures.”

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, this proposal.  Although your vote on this matter is advisory in nature and therefore will not be binding upon Tandy Leather Factory, Inc., the Compensation Committee or the Board of Directors, your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the interests of us and our stockholders.  The vote on this resolution is not intended to address any specific element of compensation but rather relates to overall compensation of our named executive officers, as described in this information statement in accordance with the compensation disclosure rules of the SEC.

RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

For our last two fiscal years, there have been no transactions, and there is no currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent (1%) of the average of our total assets at year-end for our last two most recently completed fiscal years, and in which any related person, as defined under Item 404(a) of Regulation S-K, had or will have a direct or indirect material interest. Such related persons include our directors, executive officers, nominees for director, any beneficial owner of more than five percent (5%) of our common stock, and their immediate family members.

Our Code of Business Conduct, which applies to all employees, including our executive officers and our directors, provides that our employees and officers and members of our Board of Directors are expected to use sound judgment to help us maintain appropriate compliance procedures and to carry out our business with honesty and in compliance with law and high ethical standards.  In addition, our directors and officers are expected to report any potential related party transactions to the Board of Directors.  Our Audit Committee, on behalf of the Board of Directors, reviews the material facts of all reported matters, by taking into account, among other factors it deems appropriate, whether a transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction to determine whether an actual conflict of interest exists.  No director may participate in any discussion or approval of a matter for which he or she is a related party.  An annual review and assessment of any ongoing relationship with a related party is performed by the Audit Committee and reported to the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Sections 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC.  Based solely on a review of the copies of such reports and amendments thereto furnished to us with respect to fiscal 2019 and written representations from our directors and executive officers, we believe that, during fiscal 2019, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding our equity compensation plans (including individual compensation arrangements) that authorize the issuance of shares of our common stock.  The information is aggregated in two categories:  plans previously approved by our stockholders and plans not approved by our stockholders.  The table includes information for officers, directors, employees and non-employees.  All information is as of December 31, 2019.

Plan Category	Column (A) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Column (B) Weighted-average exercise price of outstanding options, warrants and rights	Column (C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)
Equity compensation plans approved by stockholders	59,142	$ -	129,083
Equity compensation plans not approved by stockholders	552,000	-	-
TOTAL	611,142	$-	129,083

OTHER MATTERS

Solicitation of Proxies

The Company will not be soliciting proxies in connection with its 2020 Annual Meeting but will pay for all other costs in connection with the meeting.

Stockholder Proposals for 2021

If you wish to present a proposal for consideration at an annual meeting, you must send written notice of the proposal to our Secretary not less than ten days before such annual meeting.  We have not received notice of any stockholder proposals to be presented at this year’s Annual Meeting.  Pursuant to our bylaws, we must receive written notice of a stockholder proposal on or before May 23, 2020 for such proposal to be considered at this year’s Annual Meeting.

If you would like your proposal to be included in next year’s proxy statement, you must submit the proposal to our Secretary by no later than January 18, 2021, or, if we hold our next annual meeting on a date that is more than 30 days from the anniversary of our 2020 Annual Meeting, a reasonable time before we begin to print and send our proxy materials.  We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include pursuant to the rules of the SEC.  You may write to our Secretary at 1900 Southeast Loop 820, Fort Worth, Texas 76140-1003 to present a proposal for consideration.

See “Nominating Committee” under “Committees of the Board of Directors” for the process for stockholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board of Directors or to nominate persons for election to our Board of Directors at an applicable meeting of our stockholders.

According to our by-laws, any proposal properly raised at the Annual Meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the Annual Meeting, whether in person or by proxy unless a higher approval threshold is required by applicable law.

Stockholder Communications with Board of Directors

Stockholders who wish to communicate with the Chairman or with the directors as a group may do so by writing to our Secretary at Tandy Leather Factory, Inc., 1900 Southeast Loop 820, Fort Worth, Texas 76140-1003.  Our Secretary will forward your communication to the directors or Chairman of the Board as requested by the stockholder.  All appropriate communications addressed to directors will be reviewed by our Secretary.  Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest will not be forwarded to the Board of Directors.  Our Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within Tandy Leather Factory, Inc.

Management knows of no other business to be brought before the 2020 Annual Meeting of Stockholders.

TANDY LEATHER FACTORY, INC.

Chairman of the Board

Fort Worth, Texas
May 18, 2020

Appendix A

Proposed Amendment to Tandy Leather Factory, Inc. 2013 Restricted Stock Plan

Proposal number two presents for stockholder consideration the following amendment to the Tandy Leather Factory 2013 Restricted Stock Plan (the “Plan”):

1.	Section 5(a) of the Plan shall be amended and restated to read as follows:

a.          Shares Available. The aggregate number of shares of Common Stock that may be subject to Awards granted under this Plan shall be 800,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 9 below.

2.	Section 20 of the Plan shall be amended and restated to read as follows:

20.           Duration, Amendment and Termination.  No Award shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein.  The Board or the Committee may amend the Plan from time to time or suspend or terminate the Plan at any time.  However, no action authorized by this Section 20 shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent, except as otherwise provided for in Section 9.  No amendment of the Plan shall, without approval of the shareholders of the Company, (i) increase the total number of shares which may be issued under the Plan; (ii) modify the requirements as to eligibility for Awards under the Plan; or (iii) otherwise materially amend the Plan as provided in Nasdaq Marketplace Rules or the rules of another public trading market on which shares of Common Stock are then listed or quoted.  Upon approval by the Company’s stockholders of this Plan or any amendment hereof extending the duration of this Plan, all grants of Awards approved by the Company’s Board of Directors prior to the date of such stockholder approval shall be deemed ratified by the stockholders.

Other than the amendments set forth above, in all other respects the text of the Plan would appear as such document was filed as Annex 1 to the Company’s Notice and Proxy Statement for its 2013 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 23, 2013.

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